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                                                                     Exhibit 5.1

                      Opinion of Salinger & Co. Advocates


                   [LETTERHEAD OF SALINGER & CO. ADVOCATES]
                           Tel Aviv, August 10, 2001

Verisity Ltd.
8 Hamelacha
Rosh Ha'ain Israel 48091

     Re:  Registration Statement on Form S-8 relating to 1,311,104 Ordinary
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Shares Par Value 0.01 NIS Per Share
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Ladies and Gentlemen:

     You have requested our opinion as special Israeli counsel for Verisity Ltd., an Israeli corporation (the "Company"), in connection with the registration statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 10, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,311,104 Ordinary Shares par value 0.01 NIS per share of the Company (the "Shares") under the Company's 1996 U.S. Stock Option Plan, as amended in October 1999, 1999 Israeli Share Option Plan, 2000 U.S. Share Incentive Plan and 2000 Israeli Share Option Plan (collectively, the "Plans").

     We have examined a copy of the Registration Statement as well as copies of documents relating to the proceedings taken by you in connection with the adoption of the Plans and the issuance of the Shares.

     In connection with this opinion we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and
(c) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, records and certificates we have reviewed.

     As to matters of fact material to our opinions, we have relied on our review of the documents referred to above and statements made to us by officers of the Company. We have not independently verified any factual matters or any assumptions made by us in this letter and disclaim any inference as to the reasonableness of any such assumption.

     Based upon the foregoing and subject to the exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that upon the issuance and sale of the Shares in the manner described in the Plans and pursuant to the resolutions of the Company's board of directors and subject to the receipt by the Company of the full payment therefor, the Shares will be legally issued, fully paid and non-assessable.

     We are members of the bar of the State of Israel and are not admitted to practice in any other jurisdiction. The opinions set forth above are based on and subject to the Israeli Companies Law, 5759 - 1999.

     The opinions set forth herein are given as of the date hereof and are expressly limited to the matters stated. No opinion is implied or may be inferred beyond what is explicitly stated in this letter.

     Copies of this letter may not be referred to in any report or document furnished to any other person or entity, without our prior written consent.
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     We consent to the use of this opinion as an exhibit to the Registration
Statement, and further consent to the use of our name wherever appearing in the Registration Statement.

Sincerely yours,


/s/ Salinger & Co. Advocates